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                                                                     EXHIBIT 5.1




                                                       June 22, 1998


Members of the Executive Board
SAP Aktiengesellschaft
Neurottstrasse 16
69190 Walldorf


Gentlemen:


We have acted as special German counsel to SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung (the "Company"), a stock corporation organized under the laws of the Federal Republic of Germany. In such capacity, we have participated in the registration of the Company's non-voting preference shares without nominal value (the "Preference Shares"). We are delivering this opinion in connection with (i) the registration statement on Form 20-F (the "Form 20-F") relating to the listing of American Depositary Shares ("ADSs") on the New York Stock Exchange and (ii) the registration statement on Form F-1 (the "Form F-1"), relating to an offer to exchange ADSs, each ADS representing one twelfth of one Preference Share for any and all outstanding Rule 144A American Depositary Shares.

For purposes of this opinion, we have examined originals or copies certified or otherwise identified to our satisfaction of: (i) the Company's Articles of Association (Satzung); and (ii) such other documents and certificates as we have deemed necessary for the purposes of the opinions expressed below. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted as originals and the conformity with the originals of all documents submitted as copies. Furthermore, we have relied as to certain factual matters on information obtained from officers of the Company.

The foregoing opinion is limited to the laws of the Federal Republic of Germany and except as set forth in our opinion of even date with respect to United States law, which has been filed as an exhibit to the registration statement, we express no opinion as to the laws of any other jurisdiction.

Based upon, and subject to the foregoing, we are of the opinion that:

                  1. The outstanding Preference Shares to be represented by ADSs have been duly authorized and are validly issued, fully paid and non-assessable under the laws of the Federal Republic of Germany.

                  2. No further contributions in respect of the outstanding Preference Shares to be represented by ADSs will be required to be made to the Company by the holders thereof by reason only of them being such holders.
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We consent to the filing of this opinion as an exhibit to the registration statement and to the references to our firm in the Form 20-F and Form F-1. In providing this consent, we do not agree that we come within the category of persons whose consent is required by the Securities Act or the rules promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP